FS Investment Corporation IV 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC IV Reports Fourth Quarter and Full Year 2017 Financial Results

PHILADELPHIA, PA, March 9, 2018 – FS Investment Corporation IV (FSIC IV), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter and full year ended December 31, 2017. FSIC IV will hold a conference call to discuss these results at 1:00 p.m. Eastern Time on Monday, March 19, 2018. Information for those interested in participating in the call can be found below.

Close of the Public Offering of Shares

In November 2017, FSIC IV closed its continuous public offering of common stock to new investors.

Financial Highlights for the Quarter Ended December 31, 20171

●	Net investment income (loss) of $0.12 per share, compared to $(0.03) per share for the quarter ended December 31, 2016.

●	Net increase in net assets resulting from operations of $0.15 per share, compared to $0.30 per share for the quarter ended December 31, 2016.

●	Paid regular cash distributions to stockholders totaling approximately $0.175 per share.

Financial Highlights for the Year Ended December 31, 20171

●	Net investment income (loss) of $0.25 per share, compared to $(0.26) per share for the year ended December 31, 2016.

●	Net increase in net assets resulting from operations of $0.83 per share, compared to $1.19 per share for the year ended December 31, 2016.

●	Paid cash distributions to stockholders totaling approximately $0.74 per share, including $0.04 per share in special cash distributions.

Portfolio Highlights as of December 31, 2017

●	The fair value of FSIC IV’s investment portfolio was approximately $267.2 million.

●	Committed approximately $38.0 million and $106.8 million to direct originations during the quarter and year ended December 31, 2017, respectively.

●	FSIC IV’s portfolio consisted of investments in 45 portfolio companies.

●	Core investment strategies represented 81% of the portfolio by fair value, including 49% in direct originations and 32% in opportunistic investments. Broadly syndicated/other investments represented 19% of the portfolio by fair value.[2]

●	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 9.2%, compared to 9.4% as of December 31, 2016.[3]

Annual Stockholder Conference Call

FSIC IV will host a conference call at 1:00 p.m. (Eastern Time) on Monday, March 19, 2018, to discuss its fourth quarter and full year 2017 results. All interested parties are welcome to participate, and you can access the conference call by dialing (877) 443-2408 and using conference ID 1193309 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSIC IV’s web page at www.fsinvestments.com.

About FSIC IV

FSIC IV is a publicly registered, non-traded BDC sponsored by FS Investments. FSIC IV focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC IV is advised by FSIC IV Advisor, LLC, an affiliate of FS Investments, and is currently sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $138.1 billion in assets under management as of December 31, 2017, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestments.com.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting industry standards for investor protection, education and transparency.

FS Investments is headquartered in Philadelphia, PA with offices in Orlando, FL, New York, NY and Washington, DC. The firm had more than $20 billion in assets under management as of December 31, 2017.

Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC IV’s annual report on Form 10-K for the year ended December 31, 2017, which FSIC IV filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2018, as well as FSIC IV’s other reports filed with the SEC. A copy of FSIC IV’s annual report on Form 10-K for the year ended December 31, 2017 and FSIC IV’s other reports filed with the SEC can be found under FSIC IV’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC IV’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC IV’s distributions for a full year. FSIC IV intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC IV’s shares of common stock is subject to the sole discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC IV may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC IV has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC IV will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC IV. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC IV makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC IV. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC IV’s SEC filings and other public announcements that FSIC IV may make, by press release or otherwise, from time to time. FSIC IV undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC IV, or information about the market, as indicative of FSIC IV’s future results.

[1]	The per share data was derived by using the weighted average shares of FSIC IV’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.
[2]	See FSIC IV’s annual report on Form 10-K for the year ended December 31, 2017 for a description of FSIC IV’s investment strategies.
[3]	Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on the income-producing assets in FSIC IV’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.